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                                  Exhibit 99.1

Contacts:         Ball Corporation              ConAgra Grocery Products Company
                  Scott McCarty                 Kay Carpenter
                  Broomfield, CO                Fullerton, Calif.
                  (303) 460-2103                (714) 680-1144


         Ball, ConAgra Grocery Products Agree to Form Strategic Alliance

     BROOMFIELD, Colo. Feb. 24, 2000 -- Ball Corporation [NYSE:BLL] and ConAgra Grocery Products Company, a unit of ConAgra, Inc. [NYSE: CAG], announced today that they have signed a definitive agreement to form a strategic alliance for the manufacture and supply of metal food containers for ConAgra Grocery Products.
         Under the alliance, the two companies will form a joint venture company called Ball Western Can Company to acquire and operate certain ConAgra Grocery Products can manufacturing assets in California. Additionally, Ball will purchase certain can manufacturing assets now employed in the ConAgra Grocery Products plant in Newport, Tenn., and relocate them to an existing Ball plant near Knoxville, Tenn. The new joint venture company and Ball then will supply metal food cans and ends under long-term agreements to ConAgra Grocery Products, whose requirements are currently about one billion cans and ends per year.

     Ball and ConAgra Grocery Products said they expect to have the transaction finalized by the end of March. ConAgra Grocery Products Company manufactures and markets such well-known brand names as Hunt's tomato products; Wesson oils; Orville Redenbacher's Popping Corn; Swiss Miss puddings and cocoas; Knott's jams, jellies and preserves; Peter Pan Peanut Butter; Rosarita Mexican Foods; Van Camp's Beans; and Healthy Choice soup and pasta sauce to name a few. ConAgra Grocery Products is an operating company of ConAgra, Inc., a $25 billion multi-national company that is the world's second largest food conglomerate.

     Ball Corporation produces rigid metal and plastic packaging products, primarily for foods and beverages, and supplies aerospace and other technologies to government and commercial customers. The company reported 1999 sales of $3.6 billion.

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